Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

STOCK BUILDING SUPPLY HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is Stock Building Supply Holdings, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the Corporation’s registered agent at such address is Corporation Services Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares.

A. The total number of shares of capital stock which the Corporation is authorized to issue is 1,191,486 shares, of which (A) 1,000,000 shares are designated as Class A Voting Common Stock, $0.01 par value per share (the “Class A Common Stock”), (B) 126,486 shares are designated as Class B Non-Voting Common Stock, $0.01 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), (C) 10,000 shares are designated as Class A Junior Preferred Stock, $0.01 par value per share (the “Class A Preferred Stock”), (D) 50,000 shares are designated as Class B Senior Preferred Stock, $0.01 par value per share (the “Class B Preferred Stock”), and (E) 5,000 shares are designated as Class C Convertible Preferred Stock, $0.01 par value per share (the “Class C Preferred Stock” and, together with the Class A Preferred Stock and the Class B Preferred Stock, the “Preferred Stock”).

B. The designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof with respect to the Preferred Stock and Common Stock are as set forth in this Article Four.

Section 2. Definitions.

Capitalized words and phrases used and not otherwise defined elsewhere in this Certificate of Incorporation shall have the following meanings:

“Affiliate” means, with reference to a specified Person: (a) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, (b) any Person that is an executive officer, general partner, managing member or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an executive officer, general partner, managing member or trustee, or serves in a similar capacity, or (c) any member of the Immediate Family of the specified Person.

“Applicable Rate” means 8% per annum.

“Assignee” means any Person (a) to whom a Stockholder (or assignee thereof) Transfers all or any part of its interest in the Corporation in compliance with the terms of this Certificate of Incorporation.

“Board” means the Board of Directors of the Corporation.

“Certificate of Incorporation” means this Certificate of Incorporation, as may be amended from time to time.

“Change of Control” means (i) a merger or consolidation of the Corporation with any other Person (other than a reincorporation, reorganization or similar transaction where those Persons controlling the Corporation or their affiliates continue to control the Corporation after such transaction), (ii) any Person other than Gores or its Affiliates directly or indirectly becoming the beneficial owner of a majority of the outstanding Voting Stockholder Interests of the Corporation (measured as having the right to appoint or elect a majority of the members of the Board) or (iii) the sale or disposition (by merger or otherwise) of all or substantially all of the Corporation’s assets to any Person other than Gores or its affiliates.

“Class A Common Stock” is defined in Section 1.A of this Article Four.

“Class A Preferred Junior Shares” is defined in Section 4.A of this Article Four.

“Class A Preferred Liquidation Preference” is defined in Article FourSection 4.C.i of this Article Four.

“Class A Preferred Stock” is defined in Section 1.A of this Article Four.

“Class B Common Stock” is defined in Section 1.A of this Article Four.

“Class B Preferred Distribution Payment Date” is defined in Section 5.B.i of this Article Four.

“Class B Preferred Distribution Rate” is defined in Section 5.B.i of this Article Four.

“Class B Preferred Junior Shares” is defined in Section 5.A of this Article Four.

“Class B Preferred Liquidation Preference” is defined in Section 5.C of this Article Four.

“Class B Preferred Redemption Right” is defined in Section 5.D of this Article Four.

“Class B Preferred Senior Stock” is defined in Section 5.A of this Article Four.

“Class B Preferred Stock” is defined in Section 1.A of this Article Four.

“Class C Preferred Junior Shares” is defined in Section 6.A of this Article Four.

“Class C Preferred Liquidation Preference” is defined in Section 6.C.i of this Article Four.

“Class C Preferred Original Purchase Price” is defined in Section 6.C.i of this Article Four.

“Class C Preferred Stock” is defined in Section 1.A of this Article Four.

“Class C Preferred Stock Conversion Amount” is defined in Section 6.E.i of this Article Four.

“Class C Preferred Stock Conversion Date” is defined in Section 6.E.iii.a) of this Article Four.

“Class C Preferred Stock Conversion Price” is defined in Section 6.E.i of this Article Four.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Common Stock” is defined in Section 1.A of this Article Four.

“Corporation” is defined in Article One.

“Corporation Class A Preferred Redemption Right” is defined in Section 4.D.i of this Article Four.

“Corporation Class B Preferred Redemption Right” is defined in Section 5.D.i of this Article Four.

“DGCL” is defined in Article Three.

“Drag-Along Rights” is defined in Section 11.A of this Article Four.

“Drag-Along Sale” is defined in Section 11.A of this Article Four.

“Drag-Along Sale Date” is defined in Section 11.C of this Article Four.

“Drag-Along Sale Notice” is defined in Section 11.C of this Article Four.

“Drag-Along Stockholders” is defined in Section 11.A of this Article Four.

“Exempt Shares” shall mean the issuance of Shares (a) as consideration in connection with acquisitions of any businesses or assets from another Person, (b) in the form of Class B Common Stock or substantially equivalent rights to employees, officers and directors of the Corporation or any subsidiary of the Corporation in connection with any compensation plan approved by the Board, (c) pursuant to an IPO and (d) pursuant to issuances of Class B Common Stock to Glendon Saturn Holdings, LLC (whose members consist solely of officers and employees of Glendon Partners, Inc.) and its Affiliates not to exceed 2.5% of the aggregate outstanding Common Stock.

“Gores” means Gores Building Holdings, LLC, a Delaware limited liability company.

“Immediate Family” means, and is limited to, an individual Stockholder’s spouse, parents, parents-in-law, grandparents, children, siblings, and grandchildren, in each case as of the date of determination, or a trust, estate or other estate-planning vehicle, all of the beneficiaries of which consist of such Stockholder or members of such Stockholder’s Immediate Family.

“IPO” shall mean a sale of the equity of the Corporation (including any Shares outstanding at such time) in an underwritten (firm commitment) public offering in accordance with the applicable securities laws resulting in the listing or quotation of the equity of the Corporation on one or more nationally recognized stock exchange or quotation system (including, without limitation, the New York Stock Exchange and The NASDAQ Global Select Market).

“Liquidator” is defined in Section 12.A of this Article Four.

“Overallotment Interests” are defined in Section 10.C of this Article Four.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Plan Assets” shall have the meaning set forth in the Plan Asset Regulation.

“Plan Asset Regulation” means 29 C.F.R. §2510.3-101.

“Preferred Stock” is defined in Section 1.A of this Article Four.

“Proposed Purchaser” is defined in Section 11.A of this Article Four.

“Record Date” is defined in Section 5.B.i of this Article Four.

“Requisite Stockholders” means Stockholders who hold a majority of the Voting Stockholder Interests; provided, that so long as Gores or any of its Affiliates continues to own at least 50% of the number of Voting Stockholder Interests owned on the date of this Certificate of Incorporation, Requisite Stockholders shall mean Gores.

“Selling Group” is defined in Section 10.A of this Article Four.

“Selling Group Representative” is defined in Section 10.B of this Article Four.

“Share” means an equal, fractional share of any particular class or series of Common Stock or Preferred Stock; provided, however, that the Common Stock and the Preferred Stock shall have the differences in rights and privileges as specified in this Certificate of Incorporation.

“Stockholders” means, for purposes of this Certificate of Incorporation, the Persons owning Shares, as reflected in the books and records of the Corporation, as amended from time to time, including any Stockholders who are issued Overallotment Interests, with each Stockholder being referred to, individually, as a “Stockholder.”

“Stockholder’s Allotment” is defined in Section 10.A of this Article Four.

“Tag-Along Notice Date” is defined in Section 10.B of this Article Four.

“Tag-Along Participation Notice” is defined in Section 10.C of this Article Four.

“Tag-Along Sale” is defined in Section 10.A of this Article Four.

“Tag-Along Sale Date” is defined in Section 10.B of this Article Four.

“Tag-Along Sale Notice” is defined in Section 10.B of this Article Four.

“Transfer” when used with respect to a Share (or rights appurtenant thereto), means any sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing. The term “Transferred” shall have a correlative meaning.

“Voting Stockholder” means any holder of Class A Common Stock and/or Class C Preferred Stock.

“Voting Stockholder Interests” means the Class A Common Stock and the Class C Preferred Stock, pursuant to the provisions set forth in Section 6.D of this Article Four.

Section 3. Preemptive Rights.

A. If the Corporation proposes to issue additional Shares (other than Exempt Shares) of the Corporation, each Stockholder shall have the right to subscribe, on a pro rata basis in accordance with its percentage ownership of Common Stock, to purchase its proportionate share of such issuance.

B. If the Corporation proposes to issue any additional Shares of the Corporation (other than Exempt Shares), it shall give the Stockholders written notice of its intention, and the terms and conditions upon which the Corporation proposes to issue the same. The Stockholders shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share (based upon their relative ownership of Common Stock) of the additional Shares being issued upon the terms and conditions specified in the notice by giving written notice to the Corporation and stating therein the number of Shares to be purchased. If such Stockholder fails to exercise in full its preemptive rights, the Corporation shall have ninety (90) days from the expiration of such fifteen (15) day period to sell the Shares in respect of which the Stockholder’s rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchaser thereof than specified in the Corporation’s notice to the Stockholders. If the Corporation has not sold such Shares within one hundred and twenty (120) days of the notice provided in this Article FourSection 3.B, the Corporation shall not thereafter issue or sell such Shares, without first offering such Shares to the Stockholders in the manner provided above.

Section 4. Class A Preferred Stock.

A. Rank. The Class A Preferred Stock shall, with respect to rights to the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank (1) senior to (a) all of the Common Stock and (b) all Preferred Stock that is expressly junior to the Class A Preferred Stock (“Class A Preferred Junior Shares”); (2) pari passu to all Preferred Stock that is expressly pari passu with the Class A Preferred Stock; and (3) junior to (a) the Class B Preferred Stock, (b) Class C Preferred Stock, and (c) all Preferred Stock that is expressly senior to the Class A Preferred Stock.

B. Distributions. Holders of Class A Preferred Stock shall not be entitled to receive or participate in any distribution or payment other than the Class A Preferred Liquidation Preference.

C. Liquidation Preference.

i. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to holders of Class A Preferred Junior Shares, notwithstanding anything in this Certificate of Incorporation to the contrary, including Section 12 of this Article Four, the holders of Class A Preferred Stock then outstanding shall be entitled to receive and be paid out of the assets of the Corporation legally available for distribution to the Stockholders pursuant to this Certificate of Incorporation a liquidation preference in the amount of $1.00 per Class A Preferred Share (the “Class A Preferred Liquidation Preference”).

ii. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding Class A Preferred Stock, then such assets shall be allocated among the holders of Class A Preferred Stock in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

iii. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Class A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation, shall cease to be Stockholders in respect of such Class A Preferred Stock and the Class A Preferred Stock shall be deemed cancelled.

iv. The consolidation or merger of the Corporation with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Corporation or the sale, lease or conveyance of all or substantially all of, the property or business of the Corporation (in each case other than a transaction involving Gores or its affiliates), shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation for purposes of this Article FourSection 4.C.

D. Redemption at Corporation’s Option.

i. At any time after the date hereof, the Corporation shall have the right, in its sole discretion and from time to time (the “Corporation Class A Preferred Redemption Right”) to redeem all (or any portion of) the Class A Preferred Stock then outstanding for the Class A Preferred Liquidation Preference in cash. The Corporation shall provide prior written notice to each record holder of Class A Preferred Stock of the exercise of the Corporation Class A Preferred Redemption Right not less than five days nor more than 60 days prior to the applicable date of redemption. Such notice shall include (1) the number of Class A Preferred Stock to be redeemed from each such holder of Class A Preferred Stock, (2) the applicable Class A Preferred Liquidation Preference and (3) the applicable date of redemption. No failure to give or defect in such notice or defect in the mailing thereof shall affect the validity of the proceedings for the redemption of any Class A Preferred Stock except as to the holder of Class A Preferred Stock to whom notice was defective or not given. If the Corporation elects to redeem less than all of the Class A Preferred Stock, it shall redeem such units pro rata from all holders thereof.

ii. In the event any applicable redemption date shall not be a business day, then payment of the Liquidation Preference need not be made on such redemption date but may be made on the next succeeding business day with the same force and effect as if made on such applicable redemption date and no interest, additional distributions or other sum shall accrue on the amount payable for the period from and after such redemption date to such next succeeding business day.

iii. To the fullest extent permitted by applicable law, on the applicable date of redemption, (1) the holders of Class A Preferred Stock redeemed pursuant to this Article FourSection 4.D.iii, (A) shall have no further rights in respect of such Class A Preferred Stock (including without limitation any right to receive any distributions paid after the applicable date of redemption), other than the right to receive the applicable Class A Preferred Liquidation Preference, and (B) shall no longer be Stockholders in respect of such redeemed Class A Preferred Stock and (2) any redeemed Class A Preferred Stock shall no longer be deemed to be outstanding, whether or not any certificates (if any) representing such Class A Preferred Stock shall have been received by the Corporation.

E. Voting Rights. The holders of Class A Preferred Stock shall have no voting rights whatsoever on any matter relating to the Corporation, whether under the DGCL, at law, in equity or otherwise, except as required by any non-waivable provision of the law of the State of Delaware or as expressly set forth in this Certificate of Incorporation; provided, that no amendment to the terms of the Class A Preferred Stock may be made without the approval of a majority of the outstanding Class A Preferred Stock, voting as a single class.

Section 5. Class B Preferred Stock.

A. Rank. Notwithstanding any provision of this Certificate of Incorporation, including any amendments made hereto after the date hereof, the Class B Preferred Stock shall, with respect to rights to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank (1) senior to (a) all of the Common Stock; (b) the Class A Preferred Stock, (c) the Class C Preferred Stock, and (d) all Preferred Stock issued in accordance with Article FourSection 5.F of this Article Four that is expressly junior to the Class B Preferred Stock (“Class B Preferred Junior Shares”); (2) pari passu with any Preferred Stock issued in accordance with Article FourSection 5.F of this Article Four that is expressly pari passu to the Class B Preferred Stock; and (3) junior to all Preferred Stock issued in accordance with Article FourSection 5.F of this Article Four that is expressly senior to the Class B Preferred Stock (“Class B Preferred Senior Stock”).

B. Distributions.

i. Holders of the outstanding Class B Preferred Stock shall be entitled to receive, when, as and if authorized by the Board in its sole discretion, cumulative preferential distributions at the Applicable Rate on the $1,000.00 liquidation preference of each Class B Preferred Share (the “Class B Preferred Distribution Rate”), compounded quarterly and which shall accrue and be cumulative from the date of issuance and shall be payable when declared by the Board (a “Class B Preferred Distribution Payment Date”). Distributions shall be payable to holders of record as they appear in the transfer books of the Corporation at the close of business on the applicable record date (each, a “Record Date”), which shall be the 15th day of the calendar month in which the applicable Class B Preferred Distribution Payment Date falls or such other date designated by the Board for the payment of distributions. The amount of any distribution payable for any distribution period, or portion thereof, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

ii. Distributions on the Class B Preferred Stock which are unpaid will accumulate and compound quarterly at the Class B Preferred Distribution Rate, whether or not there is sufficient cash for such distributions and whether or not such distributions are declared.

iii. If any Class B Preferred Stock is outstanding, (A) no distributions (other than to holders of Class B Preferred Senior Stock or in the form of Common Stock or Class B Preferred Junior Shares) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon any Common Stock or Class B Preferred Junior Shares unless all accrued distributions of the Class B Preferred Stock shall have been paid in full in cash, and (B) no Common Stock or Class B Preferred Junior Shares shall be redeemed, purchased or otherwise acquired (by merger, operation of law or otherwise) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Corporation unless all accrued distributions of the Class B Preferred Stock shall have been paid in full in cash.

iv. If any Class B Preferred Stock is outstanding, if and for so long as distributions are not paid in full upon the Class B Preferred Stock, all distributions authorized upon the Class B Preferred Stock shall be authorized and paid pro rata so that the amount of distributions authorized and paid per Class B Preferred Share shall in all cases bear to each other the same ratio that accumulated distributions per Class B Preferred Share bear to each other.

v. No distributions on the Class B Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at such times as any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

vi. Holders of the Class B Preferred Stock shall not be entitled to any distribution, whether payable in cash, property or Shares in excess of full cumulative distributions on the Class B Preferred Stock as described above. Any distribution authorized on the Class B Preferred Stock shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Class B Preferred Stock which remains payable.

vii. Notwithstanding anything herein to the contrary, so long as the Corporation is in compliance with all of its obligations with respect to the Class B Preferred Stock, the Corporation may at any time make distributions in cash or in-kind of assets, properties or securities to holders of Shares other than Class B Preferred Stock, and the holders of Class B Preferred Stock shall not be entitled to participate in any such distributions.

C. Liquidation Preference.

i. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to holders of Common Stock or Class B Preferred Junior Shares, notwithstanding anything in this Certificate of Incorporation to the contrary, including Section 12 of this Article Four, the holders of Class B Preferred Stock then outstanding shall be entitled to receive and be paid out of the assets of the Corporation legally available for distribution to the Stockholders pursuant to this Certificate of Incorporation a liquidation preference in the amount of $1,000.00 per share of Class B Preferred Stock, plus an amount equal to any accumulated and unpaid distributions to but excluding the date of payment (the “Class B Preferred Liquidation Preference”).

ii. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding Class B Preferred Stock, then such assets shall be allocated among the holders of Class B Preferred Stock in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

iii. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Class B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation, shall cease to be Stockholders in respect of such Class B Preferred Stock and the Class B Preferred Stock shall be deemed cancelled.

iv. The consolidation or merger of the Corporation with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Corporation or the sale, lease or conveyance of all or substantially all of, the property or business of the Corporation (in each case other than a transaction involving Gores or its affiliates), shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation for purposes of this Article FourSection 5.C.

D. Redemption at Corporation’s Option.

i. Subject to Article FourSection 5.E of this Article Four, at any time after the date hereof, the Corporation shall have the right, in its sole discretion and from time to time (the “Corporation Class B Preferred Redemption Right”) to redeem all (or any portion) of the Class B Preferred Stock then outstanding for the Class B Preferred Liquidation Preference in cash. The Corporation shall provide prior written notice to each record holder of Class B Preferred Stock of the exercise of the Corporation Class B Preferred Redemption Right not less than five days nor more than 60 days prior to the applicable date of redemption. Such notice shall include (1) the number of Class B Preferred Stock to be redeemed from each such holder of Class B Preferred Stock, (2) the applicable Class B Preferred Liquidation Preference, (3) the applicable date of redemption and (4) a statement informing such holder of Class B Preferred Stock that distributions on the Class B Preferred Stock to be redeemed shall cease to accrue on such redemption date. No failure to give or defect in such notice or defect in the mailing thereof shall affect the validity of the proceedings for the redemption of any Class B Preferred Stock except as to the holder of Class B Preferred Stock to whom notice was defective or not given.

ii. In the event any applicable redemption date shall not be a business day, then payment of the Class B Preferred Liquidation Preference need not be made on such redemption date but may be made on the next succeeding business day with the same force and effect as if made on such applicable redemption date and no interest, additional distributions or other sum shall accrue on the amount payable for the period from and after such redemption date to such next succeeding business day.

iii. To the fullest extent permitted by applicable law, on the applicable date of redemption, (1) the holders of Class B Preferred Stock redeemed pursuant to this Article FourSection 5.D.iii, (A) shall have no further rights in respect of such Class B Preferred Stock (including without limitation any right to receive any distributions paid after the applicable date of redemption), other than the right to receive the applicable Class B Preferred Liquidation Preference, and (B) shall no longer be Stockholders in respect of such redeemed Class B Preferred Stock and (2) any redeemed Class B Preferred Stock shall no longer be deemed to be outstanding, whether or not any certificates (if any) representing such Class B Preferred Stock shall have been received by the Corporation.

E. Mandatory Redemption. Upon an initial public offering of any of the Corporation’s Common Stock, the Corporation shall, if permitted by law, promptly redeem all Class B Preferred Stock at a redemption price per unit equal to the Class B Preferred Liquidation Preference pursuant to the procedures set forth in Article FourSection 5.D of this Article Four.

F. Voting Rights. The holders of Class B Preferred Stock shall have no voting rights whatsoever on any matter relating to the Corporation, whether under the DGCL, at law, in equity or otherwise, except as required by any non-waivable provision of the law of the State of Delaware or as expressly set forth in this Article FourSection 5.F. The approval of holders of a majority of the outstanding Class B Preferred Stock shall be required for the Corporation to:

i. Amend the terms of the Class B Preferred Stock (or amend the terms of this Certificate of Incorporation in a manner that would have an adverse affect on the rights and preferences of the Class B Preferred Stock);

ii. Enter into or consummate any transaction or series of related transactions that would result in a Change of Control.

iii. Commence or consent to any liquidation, dissolution or winding up of the Corporation; or

iv. Issue any class of Shares that ranks senior or pari passu to the Class B Preferred Stock with respect to receipt of distributions or upon liquidation.

Section 6. Class C Preferred Stock.

A. Rank. The Class C Preferred Stock shall, with respect to rights to the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank (i) senior to (a) all of the Common Stock, (b) the Class A Preferred Stock, and (c) all Preferred Stock issued that is expressly junior to the Class C Preferred Stock (“Class C Preferred Junior Shares”); (ii) pari passu to all Preferred Stock that is expressly pari passu with the Class C Preferred Stock; and (iii) junior to (a) the Class B Preferred Stock and (b) all Preferred Stock that is expressly senior to the Class C Preferred Stock.

B. Dividends and Distributions. Holders of Class C Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available therefore, for each Class C Preferred Share, participating dividends of the same type as any dividends or other distribution, whether cash, in kind or other property, payable or to be made on outstanding Class A Common Stock equal to the amount of such dividends or other distribution as would be made on the number of Class A Common Stock into which such Class C Preferred Share could be converted immediately prior to the payment of such dividends or other distribution on the Class A Common Stock, as if such Class A Common Stock were outstanding on the applicable record date for such dividend or other distribution.

C. Class C Preferred Liquidation Preference.

i. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to holders of Class C Preferred Junior Shares, notwithstanding anything in this Certificate of Incorporation to the contrary, including Section 12 of this Article Four, the holders of Class C Preferred Stock then outstanding shall be entitled to receive and be paid out of the assets of the Corporation legally available for distribution to the Stockholders pursuant to this Certificate of Incorporation a liquidation preference equal to the greater of (a) (1) $1,000 per share of Class C Preferred Stock (the “Class C Preferred Original

Purchase Price”) plus (2) all declared but unpaid dividends on such Class C Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events and (b) an amount equal to the amount the holders would have received upon liquidation, dissolution or winding up of the Corporation had such holders of Class C Preferred Stock converted their Class C Preferred Stock into Class A Common Stock immediately prior to such liquidation, dissolution or winding up (such greater amount, the “Class C Preferred Liquidation Preference”).

ii. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding Class C Preferred Stock, then such assets shall be allocated among the holders of Class C Preferred Stock in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

iii. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Class C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation, shall cease to be Stockholders in respect of such Class C Preferred Stock and the Class C Preferred Stock shall be deemed cancelled.

iv. The consolidation or merger of the Corporation with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Corporation or the sale, lease or conveyance of all or substantially all of, the property or business of the Corporation (in each case other than a transaction involving Gores or its affiliates), shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation for purposes of this Article FourSection 6.C.

D. Voting Rights. The holders of Class C Preferred Stock are entitled to vote on all matters on which the holders of Class A Common Stock are entitled to vote, and except as otherwise provided herein or by law, the holders of Class C Preferred Stock will vote together with the holders of Class A Common Stock as a single class. Each holder of Class C Preferred Stock is entitled to a number of votes equal to the number of Class A Common Stock into which all of the outstanding Class C Preferred Stock held by such holder of Class C Preferred Stock on the applicable record date are convertible immediately prior to the record date of such vote. The approval of holders of a majority of the outstanding Class C Preferred Stock shall be required for the Corporation to:

i. Amend the terms of the Class C Preferred Stock; or

ii. Issue any class of Shares that rank senior or pari passu to the Class C Preferred Stock with respect to receipt of distributions or upon liquidation.

E. Conversion. Each Class C Preferred Share is convertible into Class A Common Stock as provided in this Article FourSection 6.E.

i. Optional Conversion; Liquidity Events. Subject to the terms hereof, each holder of Class C Preferred Stock is entitled to convert, at any time and from time to time at the option and election of such holder of Class C Preferred Stock, any or all outstanding Class C Preferred Stock held by such holder of Class C Preferred Stock into a number of duly authorized and validly issued Class A Common Stock equal to the amount (the “Class C Preferred Stock Conversion Amount”) determined by dividing (a) the Class C Preferred Original Purchase Price by (b) the Class C Preferred Stock Conversion Price in effect at the time of conversion. The “Class C Preferred Stock Conversion Price” initially means $29.15, as adjusted from time to time as provided in Article FourSection 6.E.iv of this Article Four.

ii. Fractional Shares. No fractional shares of Class A Common Stock will be issued upon conversion of the Class C Preferred Stock. In lieu of fractional shares, the Corporation shall, at its option, (a) pay cash equal to such fractional amount multiplied by the fair market value per Class A Common Share as of the Class C Preferred Stock Conversion Date, as determined in good faith by the Board, or (b) issue the nearest whole number of shares of Class A Common Stock, rounding up, issuable upon conversion of the Class C Preferred Stock. If more than one share of Class C Preferred Stock is being converted at one time by the same holder of Class C Preferred Stock, then the number of full shares of Class A Common Stock issuable upon conversion will be calculated on the basis of the aggregate number of shares of Class C Preferred Stock converted by such holder of Class C Preferred Stock at such time.

iii. Mechanics of Conversion.

a) In order to convert Class C Preferred Stock into Class A Common Stock pursuant to Article FourSection 6.E.i of this Article Four, the holder of Class C Preferred Stock must surrender the certificate(s) representing such shares of Class C Preferred Stock at the office of the Corporation’s transfer agent (or at the principal office of the Corporation, if the Corporation serves as its own transfer agent), together with written notice that such holder of Class C Preferred Stock elects to convert all or such lesser number of shares represented by such certificates as specified therein. Any certificate(s) of shares of Class C Preferred Stock surrendered for conversion must be duly endorsed for transfer or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Corporation, duly executed by the registered holder of Class C Preferred Stock or his, her or its attorney-in-fact duly authorized in writing. The date of receipt of such certificates, together with such notice, by the transfer agent or the Corporation will be the date of conversion (the “Class C Preferred Stock Conversion Date”). As soon as practicable after the Class C Preferred Stock Conversion Date, the Corporation shall promptly issue and deliver to such holder of Class C Preferred Stock a certificate for the number of shares of Class A Common Stock to which such holder of Class C Preferred Stock is entitled, together with payment in cash, if any, for fractional shares (by means of a wire transfer to such holder’s bank account or delivery of a certified bank check to such holder of Class C Preferred Stock). Such conversion will be deemed to have been made on the Class C Preferred Stock Conversion Date, and the Person entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Common Stock on such Class C Preferred Stock Conversion Date. In the event that fewer than all the shares represented by any such surrendered certificate(s) are to be converted, a new certificate or certificates shall be issued representing the unconverted shares of Class C Preferred Stock without cost to the holder thereof, except as set forth in the following sentence. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Class A Common Stock upon conversion or due upon the issuance of a new certificate for any shares of Class C Preferred Stock not converted in the name of the converting holder of Class C Preferred Stock, except that the Corporation shall not be obligated to pay any such tax due because shares of Class A Common Stock or certificates for shares of Class C Preferred Stock are issued in a name other than the name of the converting holder of shares of Class C Preferred Stock and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the reasonable satisfaction of the Corporation that such tax has been or will be paid.

b) The Corporation shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued Class A Common Stock for the purpose of effecting the conversion of the Class C Preferred Stock, the full number of Class A Common Stock deliverable upon the conversion of all outstanding Class C Preferred Stock, and the Corporation shall take all actions to amend any instruments relating thereto to increase the authorized amount of Class A Common Stock if necessary therefor.

c) From and after the Class C Preferred Stock Conversion Date, dividends on the shares of Class C Preferred Stock to be converted on such Class C Preferred Stock Conversion Date will cease to be payable; said shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Class C Preferred Stock (except the right to receive from the Corporation the Class A Common Stock upon conversion) shall cease and terminate with respect to said shares; provided, that in the event that a share of Class C Preferred Stock is not converted due to a default by the Corporation or because the Corporation is otherwise unable to issue the requisite Class A Common Stock, such shares of Class C Preferred Stock will remain outstanding and will be entitled to all of the rights thereof as provided herein. Any shares of Class C Preferred Stock that have been converted will, after such conversion, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

d) If the conversion is in connection with any sale thereof, the conversion may, at the option of any holder of Class C Preferred Stock tendering shares of Class C Preferred Stock to the Corporation for conversion, be conditioned upon the closing of the sale of such shares of Class C Preferred Stock with the purchaser in such sale, in which event such conversion of such shares of Class C Preferred Stock shall not be deemed to have occurred until immediately prior to the closing of such sale; and the Corporation shall be provided with reasonable evidence of such closing prior to effecting such conversion.

iv. Adjustments to Class C Preferred Stock Conversion Price.

a) Special Definitions. For purposes of this Article FourSection 6.E.iv, the following definitions apply:

1. “Associate” has the meaning assigned to such term in Rule 12b-2 under the Exchange Act.

2. “Additional Common Stock” means any Common Stock issued or, as provided in clause II below, deemed to be issued by the Corporation after the Class C Preferred Stock Original Issuance Date; provided, that notwithstanding anything to the contrary contained herein, Additional Common Stock will not include any of the following:

I. Common Stock issued or issuable as a dividend or other distribution on Class C Preferred Stock or Common Stock;

II. Common Stock issued or issuable upon conversion of Class C Preferred Stock; and

III. Common Stock issued or issuable upon the exercise of Options issued to employees, officers or directors of, or consultants or advisors to, the Corporation or its Subsidiaries prior to November 16, 2011 pursuant to the Corporation’s benefit plans or arrangements approved by the Board.

3. “Convertible Securities” means any debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for Additional Common Stock.

4. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

5. “Fair Market Value” means the current fair market value of such stock or security, as determined in good faith by the Board.

6. “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

7. “Measurement Date” means the date of issuance of Additional Common Stock.

8. “Options” means any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire Additional Common Stock or Convertible Securities.

9. “Class C Preferred Stock Original Issuance Date” means the date on which the first share of Class C Preferred Stock was issued.

b) Deemed Issuances of Additional Common Stock. The maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of Options or Convertible Securities will be deemed to be Additional Common Stock issued as of the time of the issuance of such Options or Convertible Securities; provided, however, that:

1. No adjustment in the Class C Preferred Stock Conversion Price will be made upon the subsequent issue of Common Stock upon the exercise, conversion or exchange of such Options or Convertible Securities;

2. To the extent that Common Stock is not issued pursuant to any Option or Convertible Security upon the expiration or termination of an unexercised, unconverted or unexchanged Option or Convertible Security, the Class C Preferred Stock Conversion Price will be readjusted to the Class C Preferred Stock Conversion Price that would have been in effect had such Option or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

3. In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security or a repricing of the exercise or conversion price thereof, but not a change resulting from the anti-dilution provisions thereof, the Class C Preferred Stock Conversion Price then in effect will be readjusted to the Class C Preferred Stock Conversion Price that would have been in effect as if, on the date of issuance, such Option or Convertible Security were exercisable, convertible or exchangeable for such changed number of shares of Common Stock.

c) Determination of Consideration. The fair market value of the consideration received by the Corporation for the issue of any Additional Common Stock will be computed as follows:

1. Cash and Property. Aggregate consideration consisting of cash and other property will:

I. (insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

II. (insofar as it consists of property other than cash, be computed at the fair market value thereof on the Measurement Date, as determined in good faith by the Board; and

III. (insofar as it consists of both cash and other property, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

2. Options and Convertible Securities. The aggregate consideration per share received by the Corporation for Options and Convertible Securities will be determined by dividing:

I. the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the full and complete exercise, conversion or exchange of such Options or Convertible Securities, by

II. the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the full and complete exercise, conversion or exchange of such Options or Convertible Securities.

d) Stock Splits and Combinations. If the outstanding shares of Common Stock are split into a greater number of shares, the Class C Preferred Stock Conversion Price then in effect immediately before such split will be proportionately decreased. If the outstanding shares of Common Stock are combined into a smaller number of shares, the Class C Preferred Stock Conversion Price then in effect immediately before such combination will be proportionately increased. These adjustments will be effective at the close of business on the date the split or combination becomes effective.

e) Issuances for Less Than Fair Market Value. In case the Corporation shall at any time after the Class C Preferred Stock Original Issuance Date issue or sell any Additional Common Stock without consideration or for a consideration per share less than the Fair Market Value (but greater than the Class C Preferred Stock Conversion Price) on the Measurement Date (or, in the case of convertible or exchangeable or exercisable securities, less than the Fair Market Value (but greater than the Class C Preferred Stock Conversion Price) as of the Measurement Date) then, and in each such case, the Class C Preferred Stock Conversion Price shall be determined by multiplying the Class C Preferred Stock

Conversion Price in effect on the day immediately prior to the Measurement Date by a fraction:

1. the numerator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date and (y) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Common Stock so issued would purchase at the Fair Market Value in effect immediately prior to the Measurement Date, and

2. the denominator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date and (y) the number of such shares of Additional Common Stock issuable or so issued.

f) Issuances of Additional Common Stock. If the Corporation issues or is deemed to issue Additional Common Stock to any Person without consideration or for a consideration per share less than the Class C Preferred Stock Conversion Price per share of Common Stock on the Measurement Date, then the Class C Preferred Stock Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price (calculated to the nearest cent) determined by multiplying such Class C Preferred Stock Conversion Price by a fraction:

1. the numerator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date and (y) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Common Stock so issued would purchase at the Class C Preferred Stock Conversion Price in effect immediately prior to the Measurement Date, and

2. the denominator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date and (y) the number of such shares of Additional Common Stock issuable or so issued.

g) Minimum Adjustment. Notwithstanding the foregoing, the Class C Preferred Stock Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

h) Rules of Calculation; Treasury Stock. All calculations will be made to the nearest one-tenth of a cent or to the nearest one-hundredth of a share,

as the case may be. The number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock on the Measurement Date, not including shares held in the treasury of the Corporation. The Corporation shall not pay any dividend on or make any distribution to Common Stock held in treasury.

i) Waiver. Notwithstanding the foregoing, the Class C Preferred Stock Conversion Price will not be reduced if the Corporation receives, within ten (10) days following the Measurement Date, written notice from the holders of Class C Preferred Stock representing at least a majority of the then outstanding Class C Preferred Stock, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Additional Common Stock. This waiver will be limited in scope and will not be valid for any issuance of Additional Common Stock not specifically provided for in such notice.

v. Effect of Reclassification, Merger or Sale. If any of the following events occur, namely (x) any reclassification of or any other change to the outstanding Common Stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock split or combination to which Article FourSection 6.E.iv of this Article Four applies), (y) any merger, consolidation or other combination of the Corporation with another Person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, or (z) any sale, conveyance or other transfer of all or substantially all of the assets of the Corporation to any other Person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, then shares of Class C Preferred Stock will be convertible into the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Class C Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such shares of Class C Preferred Stock) immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer; provided, that:

a) if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer, then the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable in respect of each share of Common Stock which would have otherwise been issuable upon conversion of the Class C Preferred Stock immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer will be the kind and amount so receivable per share by a plurality of the holders of Common Stock; or

b) if a tender offer (which includes any exchange offer) is made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender offer, the maker thereof, together with members of any Group of which such maker is a part, and together with any Affiliate or Associate of such maker and any members of any such Group of which any such Affiliate or Associate is a part, own beneficially more than 50% of the outstanding Common Stock, each holder of shares of Class C Preferred Stock will thereafter be entitled to receive, upon conversion of such shares, the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) to which such holder of Class C Preferred Stock would actually have been entitled as a holder of shares of Common Stock if such holder of shares of Class C Preferred Stock had converted such holder’s shares of Class C Preferred Stock immediately prior to the expiration of such tender offer, accepted such tender offer and all of the Common Stock held by such holder had been purchased pursuant to such tender offer, subject to adjustments (from and after the consummation of such tender offer) as nearly equivalent as possible to the adjustments provided for in Article FourSection 6.E.iv of this Article Four.

This Article FourSection 6.E.v will similarly apply to successive reclassifications, changes, mergers, consolidations, combinations, sales, conveyances and transfers. If this Section 6.E.v applies to any event or occurrence, Article FourSection 6.E.iv of this Article Four will not apply.

vi. Notice of Record Date. In the event of:

a) any stock split or combination of the outstanding Common Stock;

b) any declaration or making of a dividend or other distribution to holders of Common Stock in Additional Common Stock, any other capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness);

c) any reclassification, change, merger, consolidation, combination, sale, conveyance or transfer to which Article FourSection 6.E.v of this Article Four applies; or

d) the dissolution, liquidation or winding up of the Corporation;

then the Corporation shall file with its corporate records and mail to the holders of Class C Preferred Stock at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (1) below or at least twenty (20) days prior to the date specified in (2) below, a notice stating:

1. the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined, or

2. the date on which such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock of record will be entitled to exchange their Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up.

Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (a) through (d) of this Article FourSection 6.E.vi.

vii. Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Class C Preferred Stock Conversion Price pursuant to this Article FourSection 6.E, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the reasonable written request of any holder of Class C Preferred Stock, furnish to such holder of Class C Preferred Stock a similar certificate setting forth (x) such adjustments and readjustments, (y) the Class C Preferred Stock Conversion Price then in effect, and (z) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Class C Preferred Stock. Despite such adjustment or readjustment, the form of each or all certificates representing the shares of Class C Preferred Stock, if the same shall reflect the initial or any subsequent Class C Preferred Stock Conversion Price, need not be changed in order for the adjustments or readjustments to be valid in accordance with the provisions of this Section 6, which shall control.

viii. No Impairment. Except pursuant to the prior vote or written consent of the holders of Class C Preferred Stock representing at least a majority of the then outstanding shares of Class C Preferred Stock, voting together as a separate class, the Corporation shall not, whether by any amendment of its Certificate of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Corporation, by any sale, conveyance or other transfer of any of its assets, by the liquidation, dissolution or winding up of the Corporation or by any other way, impair or restrict its ability to convert Class C Preferred Stock and issue Common Stock therefor. Except pursuant to the prior vote or written consent of the holders of Class C Preferred Stock representing at least a majority of the then outstanding Class C Preferred Stock, voting together as a separate class, the Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation. The Corporation shall at all times in good faith take all such action as appropriate pursuant to, and assist in the carrying out of all the provisions of, this Article FourSection 6.E.

F. Calculations. For the purposes of calculating for a holder of Class C Preferred Stock such holder’s pro rata share under Section 3 of this Article Four (Preemptive Rights), Section 10 of this Article Four (Tag-Along Rights), and Section 11 of this Article Four (Drag Along Rights) and calculating the percentage of Class A Common Stock owned on the date of this Certificate of Incorporation under Article FourSection 9.A of this Article Four (Transfers), the Class C Preferred Stock shall be treated on an as-converted basis based upon the Class C Preferred Stock Conversion Price then in effect at the time of such calculation.

Section 7. Voting.

Except as may otherwise be required by law and except as set forth in Sections Section 4, 5, and 6 of this Article Four, voting power with respect to all matters requiring Stockholder action shall be vested exclusively in the Voting Stockholders. Each Voting Stockholder shall be entitled to vote its Voting Stockholder Interests on all matters on which such Voting Stockholders are entitled to vote.

Section 8. Dividends and Distributions.

A. Holders of Shares shall be entitled to receive such dividends and other distributions, including in connection with the liquidation, dissolution or winding up of the Corporation, as maybe authorized and declared by the Board upon the Shares at the times and in the aggregate amounts determined by the Board, out of any assets or funds of the Corporation legally available therefor. Subject to the provisions of Section 4, 5, and 6 of this Article Four with respect to distributions upon liquidation, as, if and when the Board determines in its sole discretion to make a distribution to the Stockholders, distributions shall be made among the Stockholders as follows:

B. First, each holder of Shares that is entitled to any preference in distribution (including, without limitation, the preferences in distribution set forth in Section 4 of this Article Four with respect to Class A Preferred Stock, Section 5 of this Article Four with respect to Class B Preferred Stock, and Section 6 of this Article Four with respect to Class C Preferred Stocks) shall be entitled to a distribution in accordance with the rights of any such class of stock (and, within such class, pro rata in proportion to the applicable Shares on the applicable record date); and

C. Second, with respect to the Common Stock, pro rata based on the number of shares outstanding of each such class of the Common Stock, share and share alike.

D. The Board may withhold from any distributions to be made to the Stockholders such amounts as are required to be withheld by the Corporation for taxes. Any such taxes withheld shall be deemed to be a distribution to the Stockholders or to particular Stockholders, reducing the amount otherwise distributable to the Stockholders or such particular Stockholders pursuant to this Article Four. Notwithstanding any provision to the contrary contained in this Certificate of Incorporation, the Corporation shall not be required to make a distribution to a Stockholder on account of its Shares if such distribution would violate the DGCL.

E. Subject to applicable law, the Corporation shall be entitled to pay dividends and distributions out of any source of funds legally available therefor, including, without limitation, the proceeds of the issuance by the Corporation of Shares and/or indebtedness. Subject to any restrictions or limitations as may be set forth in this Certificate of Incorporation, the Board may from time to time authorize and declare and pay dividends or distributions in cash, property or other assets of the Corporation or in securities of the Corporation or from any other source as the Board, in its discretion, shall determine.

Section 9. Shares and Transfers of Shares

A. Transfers. Subject to Sections 9B, 10, 11 of this Article Four and the Registrations Rights Agreement, prior to an IPO, no Stockholder or Assignee (other than Gores, subject to the provisions of this Article Four) may Transfer all or any portion of its Shares (or beneficial interest therein) to any Person, except to an Affiliate of such Stockholder or Assignee without the prior written consent of the Board, which consent may be given or withheld in the Board’s sole and absolute discretion.

B. Restrictions. Notwithstanding any contrary provision in this Certificate of Incorporation, any otherwise permitted Transfer shall be null and void if: (a) such Transfer requires the registration of such transferred Shares pursuant to any applicable federal or state securities laws; (b) such Transfer subjects the Corporation to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; (c) such Transfer results in a violation of applicable laws to which the Corporation is subject or could have liability; (d) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Shares; (e) such Transfer would cause the assets of the Corporation to constitute Plan Assets, or (f) the Corporation does not receive written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Certificate of Incorporation as an Assignee) that are in a form reasonably satisfactory to the Board.

Section 10. Tag-Along Rights.

A. Subject to Section 11 of this Article Four, if Gores, or any of its respective Affiliates (collectively, the “Selling Group”), at any time or from time to time, enters into an agreement (whether oral or written) to sell, directly or indirectly (a “Tag-Along Sale”), any of their Common Stock or any interest therein other than to an Affiliate or in connection with an IPO, then each other Stockholder shall have the right, but not the obligation, to participate in such Tag-Along Sale (and, if necessary, to displace the Selling Group to the extent of such participation) by selling up to its pro rata shares of Common Stock (the “Stockholder’s Allotment”) equal to the product of (i) the total number of shares of Common Stock proposed to be sold by the Selling Group in the Tag-Along Sale multiplied by (ii) the quotient of (A) the number of shares of Common Stock owned by Stockholders other than the Selling Group, divided by (B) the total number of shares of Common Stock of all Stockholders prior to such sale.

Any such sale by any Stockholder shall be on the same terms and conditions as the proposed Tag-Along Sale by the Selling Group; provided, however, that all selling Stockholders shall share pro rata, based upon the percentage of Common Stock being sold by each (i) in any indemnity liabilities to the proposed purchaser in the Tag-Along Sale (other than representations as to unencumbered ownership of and ability to transfer the Shares being sold of any other seller in the Tag-Along Sale, which shall be the sole responsibility of such other seller), provided that no Stockholder shall have liability in excess of the proceeds received by such Stockholder in the Tag-Along Sale, and (ii) in any escrow or holdback for the purpose of satisfying any such indemnity liabilities.

B. The Selling Group members participating in a Tag-Along Sale or a representative of the Selling Group (the “Selling Group Representative,” which shall be Gores until the other Stockholders are notified by Gores, the Corporation or a successor representative, of the name and address of a successor representative) shall promptly provide each Stockholder with written notice (the “Tag-Along Sale Notice”) not less than thirty (30) days prior to the proposed date of the Tag-Along Sale (the “Tag-Along Sale Date”). In order to facilitate the prompt delivery of the Tag-Along Sale Notices, the Corporation hereby covenants to provide the Selling Group members participating in a Tag-Along Sale or the Selling Group Representative, as the case may be, access to stock record books of the Corporation. Each Tag-Along Sale Notice shall set forth: (i) the name and address of each proposed purchaser of Common Stock in the Tag-Along Sale; (ii) the name of each Selling Group member participating in the Tag-Along Sale and the number of shares of Common Stock proposed to be sold by each such Selling Group member; (iii) the proposed amount and form of consideration to be paid for such Common Stock and the terms and conditions of payment offered by each proposed purchaser; (iv) the aggregate number of shares of Common Stock held of record as of the close of business on the date preceding the date of the Tag-Along Sale Notice (the “Tag-Along Notice Date”) by the Stockholder to whom the notice is sent; (v) the aggregate number of shares of Common Stock held of record as of the Tag-Along Notice Date by the Selling Group; (vi) the maximum number of units that the Stockholder to whom the notice is sent is entitled to include in the Tag-Along Sale assuming each Stockholder elected to participate in the Tag-Along Sale and elected to sell all of the Common Stock eligible to be sold by such Stockholder; (vii) confirmation that the proposed purchaser has been informed of the tag-along rights provided for herein and has agreed to purchase Common Stock in accordance with the terms hereof; (viii) the Tag-Along Sale Date; and (ix) confirmation that, with respect to the Shares to be received by the proposed purchaser, the proposed purchaser agrees in writing to be bound by, and covenants that each purchaser of all such Shares shall be bound by, the provisions of this Certificate of Incorporation as if it were a member of the Selling Group and an original party to this Certificate of Incorporation.

C. Each Stockholder who wishes to participate in the Tag-Along Sale shall provide written notice (or oral notice confirmed in writing) (the “Tag-Along Participation Notice”) to the Selling Group Representative, no less than fifteen (15) days prior to the Tag-Along Sale Date. The Tag-Along Participation Notice shall set forth the percentage of Shares, if any, that such Stockholder desires to include in the Tag-Along Sale (which shall not exceed such Stockholder’s Allotment). The Tag-Along Participation Notice shall also specify the aggregate number of additional Shares owned of record as of the date of the Tag-Along Participation Notice by such Stockholder, if any, which such Stockholder desires also to include in the Tag-Along Sale (“Overallotment Interests”) in the event there is an aggregate under subscription for the entire Stockholders’ Allotments. In the event there is an aggregate under subscription by the Stockholders for the entire Stockholders’ Allotments, the Selling Group member(s) participating in the Tag-Along Sale shall apportion the unsubscribed Shares to Stockholders whose Tag-Along Notices specified an amount of Overallotment Interests, which apportionment shall be on a pro rata basis among such Stockholders in accordance with the percentage of Overallotment Interests specified by all such Stockholders in their Tag-Along Participation Notices.

D. The participating members of the Selling Group shall determine the aggregate percentage of Shares to be sold by each participating Stockholder in any given Tag-Along Sale in accordance with the terms hereof, and the Tag-Along Participation Notices given by the Stockholders shall constitute their binding respective agreements to sell such Shares on the terms and conditions applicable to such sale (including the requirements of this Article FourSection 10.D).

E. If a Tag-Along Participation Notice from a Stockholder is not received by the Selling Group Representative within the 15-day period specified above, then the Selling Group members shall have the right to sell the percentage of Shares specified in the Tag-Along Sale Notice to the proposed purchaser without any participation by such Stockholder, but only on the terms and conditions stated in such Tag-Along Sale Notice and only if such sale occurs on a date within ninety (90) days of the Tag-Along Sale Date.

F. The provisions of this Section 10 shall apply regardless of the form of consideration received in the Tag-Along Sale.

Section 11. Drag Along Rights.

A. In the event the Selling Group determines to accept an offer from any Person (other than a member of the Selling Group or any Affiliate thereof) (the “Proposed Purchaser”) to acquire a majority of the outstanding Common Stock of the Corporation, then, subject to Article FourSection 11.B of this Article Four, at the option of the Selling Group, each of the other Stockholders (collectively with their Affiliates, the “Drag-Along Stockholders”) shall sell, and shall cause any Affiliate of it to sell, pursuant to such offer (the “Drag-Along Sale”) its pro rata shares of Common Stock equal to the product of (i) the total number of Shares owned by such Stockholder multiplied by (ii) the percentage of the Common Stock owned by the Selling Group being sold in such transaction; provided, that any such transfer by a Drag-Along Stockholder does not violate applicable law. The foregoing rights of the Selling Group are referred to herein as the “Drag-Along Rights.” All Drag-Along Stockholders (i) shall receive the same consideration per share of Common Stock as the Selling Group, shall be subject to the same terms and conditions of sale as the Selling Group and shall otherwise be treated the same as the Selling Group or, where appropriate, pro rata based upon the percentage of Shares held by each Stockholder, and (ii) shall execute such documents and take such actions as may be reasonably required by the Selling Group Representative.

B. Any such sale by any Stockholder shall be on the same terms and conditions as the proposed Drag-Along Sale by the Selling Group and subject to the participation of all other Stockholders; provided, however, that all Drag-Along Stockholders shall share, based upon the percentage of Shares being sold by each, (i) in any indemnity obligations to the

Proposed Purchaser in the Drag-Along Sale (other than representations as to unencumbered ownership of, and ability to transfer, the Shares being sold by any other seller in the Drag-Along Sale, which shall be the sole responsibility of such other seller) and (ii) in any escrow or holdback for the purpose of satisfying any such indemnity obligations; provided that each Drag-Along Stockholder’s sharing obligation hereunder with respect to such indemnity or other liabilities shall be several and limited to the Shares being sold by such Drag-Along Stockholder and the proceeds thereof, including, without limitation, the cash and non-cash consideration received by such Drag-Along Stockholder with respect to such Shares. In no circumstance whatsoever hereunder shall any other recourse be had to such Drag-Along Stockholder, whether by levy or execution, or under any law, or by the enforcement of any assessment or penalty or otherwise, it being understood that the sole recourse for enforcing such Drag-Along Stockholder’s obligation hereunder shall be to such Shares being sold thereby and the proceeds thereof.

C. The Selling Group members participating in a Drag-Along Sale or the Selling Group Representative shall promptly provide each Stockholder with written notice (the “Drag-Along Sale Notice”) not less than thirty (30) days prior to the date of the Drag-Along Sale (the “Drag-Along Sale Date”). Each Drag-Along Sale Notice shall set forth: (i) the name and address of the Proposed Purchaser of Shares in the Drag-Along Sale; (ii) the proposed amount and form of consideration to be paid for such Shares and the terms and conditions of payment offered by the Proposed Purchaser; (iii) confirmation that the Proposed Purchaser has been informed of the Drag-Along Rights provided for herein and has agreed to purchase Shares in accordance with the terms hereof; (iv) that all the Drag-Along Stockholders shall be obligated to sell their Shares upon terms and conditions (subject to applicable law) no less favorable to the Drag-Along Stockholders than those the Selling Group is able to obtain for its Shares; (v) in the case of a transfer, whether through a stock sale, a merger, a recapitalization, a consolidation transaction, a transaction involving the transfer of a majority of the assets of the Corporation or otherwise, of such Shares or of such assets in a transaction requiring the vote of or tenders by the Drag-Along Stockholders, that all the Drag-Along Stockholders shall be obligated to vote in favor of such transaction and tender their Shares for the transaction consideration; and (vi) the Drag-Along Sale Date.

D. The provisions of this Article FourSection 11.D shall apply regardless of the form of consideration to be received in the Drag-Along Sale, and if any non-cash consideration is proposed in the Drag-Along Sale to each member of the Selling Group, then each Drag-Along Stockholder shall accept its pro rata share of such non-cash consideration for the Shares based upon its proportional ownership of Shares.

E. Each Drag-Along Stockholder affirms that its agreement to vote for the approval of the transaction with respect to the transfer of Shares or assets to the Proposed Purchaser under this Section 11 (to the extent any such vote is required by applicable law) is given as a condition of this Certificate of Incorporation and as such is coupled with an interest and is irrevocable. This voting agreement shall remain in full force and effect throughout the time that this Section 11 is in effect.

F. Not later than fifteen (15) days following the date of receipt of the Drag-Along Notice, each of the Drag-Along Stockholders shall deliver to the Selling Group

Representative a duly executed assignment agreement for the Shares held by such Drag-Along Stockholder to be transferred. If any Drag-Along Stockholder fails to deliver such assignment agreement to the Selling Group Representative, the Corporation shall cause the books and records of the Corporation to show that the Shares of such Drag-Along Stockholder are bound by the provisions of this Section 11 and are transferable only to the Proposed Purchaser or an Affiliate of such Proposed Purchaser upon surrender for transfer by the holder thereof.

Section 12. Liquidation

A. Upon dissolution of the Corporation, the Board shall act as the “Liquidator” of the Corporation. The Liquidator shall liquidate the assets of the Corporation, and shall apply and distribute the proceeds thereof as follows:

i. First, to the payment of expenses of the winding-up, liquidation and dissolution of the Corporation.

ii. Second, to the payment of the obligations of the Corporation.

iii. Third, to the setting up of any reserves for contingencies which the Liquidator may consider necessary.

iv. Thereafter, to the Shareholders in accordance with Section 8 of this Article Four.

B. Notwithstanding Article FourSection 12.A.i of this Article Four, in the event that the Liquidator determines that an immediate sale of all or any portion of the Corporation assets would cause undue loss to the Stockholders, the Liquidator, in order to avoid such loss to the extent not then prohibited by the DGCL, may either defer liquidation of and withhold from distribution for a reasonable time any Corporation assets except those necessary to satisfy the Corporation’s debts and obligations, or distribute the Corporation assets to the Stockholders in kind.

Section 13. Effect of an IPO. Sections 3, 8, 9.A, 9.B, 10 and 11 of this Article Four shall cease to be effective and no Stockholder shall have any rights thereunder following the consummation of an IPO.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Sunny E. Lee	c/o Kirkland & Ellis LLP 333 S. Hope Street, 29th Floor Los Angeles, CA 90071

ARTICLE SIX

The Corporation shall have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or as set forth in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE NINE

All non-public information received from or otherwise relating to the Corporation shall be confidential, and shall not be disclosed or otherwise released by any Stockholder to any other Person (other than another Stockholder), without the written consent of the Board. The foregoing shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required to be included in the financial statements of such Person or its Affiliates or as otherwise required by applicable law or the rules of a stock exchange, provided that, prior to disclosing such confidential information, such Person shall notify the Corporation thereof, which notice shall include the basis upon which such Person believes the information is required to be disclosed.

ARTICLE TEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE ELEVEN

The provisions of this Certificate of Incorporation shall apply to the full extent set forth herein with respect to any and all Shares of the Corporation or any successor or assign of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Shares, by combination, recapitalization, reclassification, merger, consolidation, conversion or otherwise and the term “Shares” shall include all such other securities. In the event of any change in the capitalization of the Corporation, as a result of any equity split, equity dividend or equity combination or otherwise, the provisions of this Certificate of Incorporation shall be appropriately adjusted.

ARTICLE TWELVE

Except to the extent that the DGCL, as the same exists or may hereafter be amended, prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Any amendment or repeal of this Article Twelve shall not adversely affect any right or protection of a director of the Corporation under the DGCL existing at the time of such repeal or modification, and shall not apply to or have any effect on the liability or alleged liability of any director with respect to any acts or omissions of such directors occurring prior to such amendment or repeal.

ARTICLE THIRTEEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon Stockholders herein are granted subject to this reservation.

ARTICLE FOURTEEN

The Corporation hereby renounces, to the fullest extent permitted by the laws of the State of Delaware, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business opportunities that are presented to one or more of its directors or stockholders (other than such directors or stockholders that are employees of the Corporation or any of its Subsidiaries). No amendment or repeal of this Article Fourteen shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation in accordance with to the General Corporation Law of the State of Delaware, do make and file this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 2nd day of May, 2013.

/s/ Sunny E. Lee
Sunny E. Lee
Sole Incorporator